Radient Pharmaceuticals Announces Reverse Stock Split

TUSTIN, CA—January 3, 2012 –Radient Pharmaceuticals Corporation (OTCQX:RXPC) (OTCPK:RXPC), a developer and marketer of In Vitro Diagnostic (IVD) cancer tests, today announced that its Board of Directors has authorized the implementation of a 1:25 reverse split of the Company’s outstanding common shares, which will be completed on or before January 15, 2012.

Authority for the reverse split was granted to the Board by the Company’s stockholders at a November 4, 2011, special meeting.

At December 27, 2011, a total of 1,041,001,331 shares of common stock were issued and outstanding.  As a result of the reverse stock split, the outstanding shares of common stock will be reduced to a total of 41,640,053 shares.

Shareholders do not need to return their stock certificates, as each certificate will automatically represent the number of shares owned after the reverse stock split.  The reverse was necessitated by obligations under agreements with investors in a private financing and allows the Company to maintain compliance with OTCQX rules.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or e-mail info@radient-pharma.com. For Investor Relations contact Paul Knopick at: pknopick@eandecommunications.com or 949-707-5365.

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® cancer test kit for colorectal cancer treatment and recurrence monitoring. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that will help physicians answer important clinical questions related to early disease state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward-Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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